SEC 1344
(7-2000)         Persons who potentially are to respond to the collection of
Previous         information contained in this form are not required to
versions         respond unless the form displays a currently valid OMB
obsolete         control number.

--------------------------------------------------------------------------------

                                                  ------------------------------
               UNITED STATES                      /       OMB APPROVAL         /
                                                  / OMB Number: 3235-0058      /
    SECURITIES AND EXCHANGE COMMISSION            / Expires: January 31, 2002  /
                                                  / Estimated average burden   /
           Washington, D.C. 20549                 / hours per response. . .2.50/

               FORM 12b-25                        ------------------------------
                                                  / SEC FILE NUMBER: 1-8676    /
       NOTIFICATION OF LATE FILING                / CUSIP NUMBER: 307260109    /
                                                  ------------------------------

(Check One): /  / Form 10-K  /  / Form 20-F  /  / Form 11-K  /X/ Form 10-Q
             /  / Form N-SAR

For Period Ended: September 30, 2001
                  ------------------
[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended:
                                 ---------------------


--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
--------------------------------------------------------------------------------
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

PART I -- REGISTRANT INFORMATION
             Fansteel Inc.
             ---------------------------

Full Name of Registrant
             N/A
             ---------------------------

Former Name if Applicable
             Number One Tantalum Place
             ---------------------------

Address of Principal Executive Office (Street and Number)
             North Chicago, Illinois  60064
             ------------------------------
City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

 [ X ]    (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
 [ X ]    (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth day following the prescribed due date.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

                         (Attach Extra Sheets if Needed)

Fansteel Inc. (the "Company") is unable to file timely its Form 10-Q for the period ended September 30, 2001 without unreasonable effort or expense as the Company's management has been focusing its efforts on addressing environmental remediation and other matters. The Company expects to file its Form 10-Q for the period ended September 30, 2001 within 5 calendar days following the prescribed due date.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Gary L. Tessitore                (847)                      689-4900
--------------------------          --------------             ----------------
       (Name)                         (Area Code)             (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). /x/ Yes / / No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? /x/ Yes / / No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

SEE ATTACHMENT NO. 1.

--------------------------------------------------------------------------------

                                  Fansteel Inc.
                  --------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date        11/15/01         By
     ---------------------
                                 /s/  Gary L. Tessitore
                                 ---------------------------------------------
                                 Chairman, President and Chief Executive Officer


                             By
                                 /s/  Michael McEntee
                                ---------------------------------------------
                                 Vice President and Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTACHMENT NO. 1

Response to Part IV(3):

Management has not completed its efforts to quantify the results of operations for the quarter ended September 30, 2001.